CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Forum Funds Trust. Such reference appears in the Dividend Plus+ Income Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm”.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
August 31, 2010